ALARIS Medical, Inc.
Corporate Headquarters
10221 Wateridge Circle
San Diego, CA
(858) 458-7000
(858) 458-7760 (fax)

News Release

AT THE COMPANY:

William C. Bopp
Sr. VP & CFO
(858) 458-7994

FOR IMMEDIATE RELEASE
June 26, 2003

ALARIS MEDICAL PRICES 9,100,000 SHARES OF COMMON STOCK AND
$175 MILLION OF SENIOR SUBORDINATED NOTES DUE 2011

COMPANY SETS TERMS OF ITS EQUITY AND DEBT OFFERINGS

SAN DIEGO, CA, June 26, 2003 (BW HealthWire) ALARIS Medical, Inc. (AMEX: AMI) announced today the pricing of its public offering of 9,100,000 shares of its common stock at $12.50 per share and the pricing of its public offering of $175 million aggregate principal amount of 7¼% senior subordinated notes due July 1, 2011.

Concurrently with the closing of these stock and bond offerings, the Company will also establish a $245 million bank term loan and $30 million revolving credit facility. The Company intends to use the net proceeds from these offerings and the new bank term loan to repurchase substantially all of the Company’s existing debt, pay related fees and expenses and for general corporate purposes. The Company also will merge its operating subsidiary, ALARIS Medical Systems, Inc., with and into ALARIS Medical, which will survive the merger and be renamed “ALARIS Medical Systems, Inc.”

The joint book-running managers of the equity offering are Bear, Stearns & Co. Inc., CIBC World Markets Corp. and UBS Securities LLC. The joint book-running managers of the debt offering are Bear, Stearns & Co. Inc., Citigroup Global Markets Inc. and UBS Securities LLC, with co-managers CIBC World Markets Corp. and Jefferies & Company.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities. Offers, solicitations and sales may be made only by means of the prospectus contained in the Company’s shelf registration statement, together with a prospectus supplement covering such securities.

ALARIS Medical Prices 9,100,000 Shares of Common Stock
and$175 Million of Senior Subordinated Notes Due 2011

About ALARIS Medical, Inc. and ALARIS Medical Systems, Inc.

ALARIS Medical, Inc., through its wholly owned operating company, ALARIS Medical Systems, Inc., develops practical solutions for medication safety. The Company designs, manufactures and markets intravenous (IV) medication delivery and infusion therapy devices, needle-free disposables and related monitoring equipment in the United States and internationally. ALARIS Medical’s proprietary Guardrails® Safety Software, its other “smart” technologies and its “smart” services help to reduce the risks and costs of medication errors, help to safeguard patients and clinicians and also gather and record clinical information for review, analysis and transcription. The Company provides its products, professional and technical support and training services to over 5,000 hospital and health care systems, as well as alternative care sites, in more than 120 countries through its direct sales force and distributors. With headquarters in San Diego, ALARIS Medical employs approximately 2,900 people worldwide. Additional information on ALARIS Medical can be found at http://www.alarismed.com.

This news release contains forward-looking statements as defined in the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Persons reading this release are cautioned that such forward-looking statements involve risks and uncertainties, including the significant leverage to which the Company is subject. Such risk factors are detailed in the Securities and Exchange Commission filings of ALARIS Medical, Inc. and ALARIS Medical Systems, Inc., including Forms 10-K for the year ended Dec. 31, 2002, and other filings. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

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